Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     October 28, 2005

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS 2005 THIRD QUARTER RESULTS

Conference Call to Begin at 11:00 a.m. ET/8:00 a.m. PT Today

Irvine, Calif. – October 28, 2005 – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAA), today announced financial results for the third quarter and nine months ended September 30, 2005.

“Third quarter domestic sales grew to $1.6 million, up 76% on a sequential quarter basis, reflecting the continued success of our U.S. launch and growing physician acceptance of our Powerlink System,” said Endologix President and Chief Executive Officer Paul McCormick. “We are aggressively executing on our strategy to increase U.S. distribution by expanding our sales territories and hiring additional sales representatives, and we expect to complete the year with a force of 26 sales representatives.”

The Company reported that all domestic product revenue in the first nine months of 2005 represented product usage. As consignment of product is customary in the medical device industry for recently introduced products, the Company believes that domestic product revenue will approximate product usage for the foreseeable future.

Third Quarter Financial Results

Product revenue for the third quarter of 2005 doubled to $2.1 million from $1.1 million in the third quarter of 2004. Domestic product revenue grew to $1.6 million in the just completed quarter, compared with $106,000 in the third quarter of 2004, and $900,000 in the second quarter of 2005. International product revenue decreased by 42% to $554,000 from $958,000 during the comparable quarter last year, and was equal to the second quarter of 2005. Initial stocking orders from Edwards Lifesciences AG, our principal distributor in Europe, were ongoing during the third quarter of 2004.

Total revenue for the third quarter of 2005 increased to $2.2 million, compared with total revenue of $1.4 million for the third quarter of 2004. Royalty revenue from licensed technology decreased, as expected, in the third quarter of 2005 to $66,000, versus $294,000 in the third quarter of 2004. License revenue is expected to remain at approximately $60,000 for the fourth quarter of 2005.

Gross profit, excluding license revenue, of $1.3 million was 59% of product revenue in the third quarter of 2005. This compares with $399,000 and 38% in the 2004 third quarter, and with $911,000 and 61% in the 2005 second quarter. Margin improvement in the third quarter of 2005 compared with the third quarter of 2004 was due to higher average selling prices driven by the increasing mix of direct U.S. commercial sales, which have a higher average price compared to international sales to distributors. The Company anticipates that this trend will drive higher product gross margin percentage in the 2005 fourth quarter compared with the comparable 2004 quarter. The sequential margin decrease from the second quarter of 2005 was caused by non-recurring period costs related to the just completed facility relocation, and to a lesser degree by the effect of the stronger dollar on the portion of our European business which is Euro based.

Total operating expense was $5.2 million in the third quarter of 2005, versus $3.2 million in the third quarter of 2004. The increase in operating expense primarily reflects the ongoing build out and training cost of the domestic sales force. Sales and marketing expense increased by $1.8 million in this year’s third quarter, compared with the 2004 third quarter. Research, development and clinical expense of $1.5 million were essentially unchanged from the third quarter of last year. General and administrative expense totaled $1.1 million in the third quarter of 2005, up from $914,000 in the third quarter of 2004.

Net loss for the third quarter of 2005 was $3.7 million, or $0.10 per share, compared with a net loss of $2.4 million, or $0.08 per share, for the third quarter of 2004.

Year-to-Date Financial Results

For the first nine months of 2005, total revenues were $5.2 million, compared with total revenues of $3.4 million in the first nine months of 2004. Total operating expenses for the first nine months of 2005 were $13.4 million, versus $8.7 million in the comparable period last year. The increase was due to the development of the Company’s direct sales force, its commercial launch in the U.S. of the Powerlink System, and costs associated with Sarbanes-Oxley compliance. Endologix reported a net loss for the first nine months of 2005 of $9.9 million, or $0.30 per share, compared with a net loss of $6.4 million, or $0.21 per share, for the first nine months of 2004.

Total available cash and marketable securities at September 30, 2005 was $22.8 million, which includes net proceeds of approximately $15.5 million from the private placement completed in July 2005. This compares with total available cash and market securities at December 31, 2004 of $21.9 million.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 1525278.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 90 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to physician and payor acceptance of new medical device products, and competitive activities, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s other filings with the Securities and Exchange Commission.

[Tables to Follow]

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Product	$2,135	$1,064	$4,983	$2,267
License	66	294	194	1,113

Total revenue	2,201	1,358	5,177	3,380
Cost of product revenue	866	665	2,093	1,323

Gross profit	1,335	693	3,084	2,057

Operating expenses:
Research, development and clinical	1,513	1,491	4,346	4,588
Marketing and sales	2,587	791	5,679	1,664
General and administrative	1,115	914	3,345	2,441

Total operating expenses	5,215	3,196	13,370	8,693

Loss from operations	(3,880)	(2,503)	(10,286)	(6,636)

Other income:
Interest income	208	96	420	234
Other income (expense)	5	(2)	--	(12)

Total other income	213	94	420	222

Net loss	($ 3,667)	($ 2,409)	($ 9,866)	($ 6,414)

Basic and diluted net loss per share	($ 0.10)	($ 0.08)	($ 0.30)	($ 0.21)

Shares used in computing basic and diluted net loss per
share	35,801	31,753	33,219	30,917

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par values)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$10,690	$4,831
Marketable securities available-for-sale	12,116	16,335
Accounts receivable, net	1,303	347
Other receivables	156	233
Inventories	7,331	3,984
Other current assets	731	510

Total current assets	32,327	26,240
Property and equipment, net	3,507	689
Marketable securities available-for-sale	--	750
Goodwill	3,602	3,602
Other intangibles, net of accumulated amortization of $4,683 and $3,629,
respectively	12,075	13,129
Other assets	103	102

Total Assets	$51,614	$44,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,892	$2,763

Current liabilities	3,892	2,763
Long term liabilities	318	198

Total liabilities	4,210	2,961

Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 50,000 shares authorized,
36,569 and 32,362 shares issued and outstanding at
September 30, 2005 and December 31, 2004, respectively	37	32
Additional paid-in capital	141,522	125,704
Accumulated deficit	(93,468)	(83,602)
Treasury stock, at cost, 495 shares at September 30, 2005 and December 31,
2004	(661)	(661)
Accumulated other comprehensive income	(26)	78

Total stockholders' equity	47,404	41,551

Total Liabilities and Stockholders' Equity	$51,614	$44,512

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